Filed under Rule 433

File No. 333-174906-01

Final Term Sheet

May 13, 2013

Issuer:	Consumers Energy Company

Security:	3.95% First Mortgage Bonds due 2043

Aggregate Principal Amount Offered:	$425,000,000

Maturity Date:	May 15, 2043

Coupon:	3.95%

Yield to Maturity:	3.959%

Spread to Treasury:	+85 basis points

Benchmark Treasury Security:	3.125% due February 15, 2043

Benchmark Treasury Yield:	3.109%

Interest Payment Dates:	May 15 and November 15

First Interest Payment Date:	November 15, 2013

Public Offering Price:	99.843%

Optional Redemption:	Make-whole call at any time prior to November 15, 2042 at Treasury rate plus 15 basis points and, thereafter, at par

Trade Date:	May 13, 2013

Settlement Date:	May 17, 2013 (T+4)

Expected Ratings:	A2 / A- / A- (Moody’s / S&P / Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

CUSIP/ISIN:	210518 CU8 / US210518CU85

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, RBS Securities Inc. toll-free at 1-866-884-2071, UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884 and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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